EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-3 No. 333-114863) and related Prospectus of Incyte Corporation for the registration of $250,000,000 of its 3½% Convertible Subordinated Notes due 2011 and 22,284,625 shares of its common stock and to the incorporation by reference therein of our reports dated February 18, 2005, with respect to the consolidated financial statements of Incyte Corporation, Incyte Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Incyte Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004 and the related financial statement schedule of Incyte Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Philadelphia, PA

March 21, 2005